Exhibit 99.1

Watsco Names Aaron (A.J.) Nahmad President

MIAMI, FLORIDA – (BUSINESS WIRE), January 22, 2016 – Watsco (NYSE: WSO) announced that Aaron J. Nahmad (A.J.) has been named President of Watsco. His appointment was unanimously approved by the independent members of Watsco’s Board of Directors and is effective immediately.

A.J. Nahmad is 34 years old and has worked for the Company since 2005. He served as Vice President of Strategy & Innovation since July 2010 and as Director of Global Business Development since 2005. He has also been a member of Watsco’s Board of Directors since November 2011. He holds a B.A. from the University of Pennsylvania and a M.B.A. from New York University’s Leonard N. Stern School of Business. A.J. Nahmad is the son of Albert Nahmad, Watsco’s Chairman, President and CEO since 1973.

As Vice President of Strategy & Innovation, A.J. Nahmad has led the transformation of Watsco into the digital age. His promotion to President is in recognition of this leadership and to acknowledge the critical significance of the execution and adoption of these innovations across the Watsco enterprise.

Since 2012, Watsco has actively increased investments in a number of scalable technologies and added more than 170 new technology-focused employees. The goals of the strategy are to further strengthen Watsco’s leadership position in the marketplace, accelerate sales and profit growth through innovation, increase the speed and convenience of serving customers and to extend Watsco’s reach into new geographies and additional sales channels. Watsco believes its scale and large number of locations for product fulfillment relative to its competitors offer an advantage as the digital era progresses.

Examples of innovations that Watsco is implementing throughout its network include:

Mobile Apps, E-Commerce and Product Information Management

•	Creating a flexible, convenient shopping experience across the Company’s websites, mobile applications and store locations
•	Enabling customer engagement, technical assistance and sales using any mobile device 24/7/365
•	Building the largest repository of digitized HVAC product information, which today includes over 300,000 mastered SKUs with a goal of over 1 million

Business Intelligence & Data Analytics

•	Providing intuitive reporting and data analytics to Watsco’s P&L managers and others for better decision making (user group is currently over 1,600 and expanding)
•	Leveraging advanced analytics to reveal insights from data that are not otherwise accessible
•	Enhancing customer service and sales by delivering an enhanced understanding of customer behavior to a sales force of over 1,000

Supply Chain Optimization

•	Leveraging world-class demand planning and inventory optimization tools to increase fill-rates and improve inventory turns (an increase of one turn is an estimated $150 million of cash flow)
•	Reducing infrastructure expenses—a current annual spend of approximately $160 million—including a targeted 10% decrease in the 13 million square feet presently under lease
•	Expediting the order fulfillment process—7+ million annual transactions with over 200,000 discrete purchasers—to provide customers hours of additional productivity

Watsco entered HVAC distribution in 1989 and has established itself as the industry leader. Over the last 25 years through December 31, 2015, Watsco produced a 20% compounded annual total-return to shareholders (a measurement of capital appreciation and dividends). These results were achieved by executing Watsco’s “buy and build” strategy, and include the acquisition of 59 companies. The Company is actively seeking additional acquisitions to grow its network and to add additional brands and products to its portfolio.

In connection with his appointment, A.J. Nahmad will also assume leadership for a number of day-to-day tactical duties previously the responsibility of Albert Nahmad. Albert Nahmad will retain his roles as Watsco’s Chairman and Chief Executive Officer focused on the Company’s long-term vision, culture and strategic objectives.

About Watsco

Watsco improves indoor living and working environments with air conditioning and heating solutions that provide comfort regardless of the outdoor climate. There are approximately 89 million central air conditioning and heating systems installed in the United States that have been in service for more than 10 years. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than our competitors as the movement toward reducing energy consumption and its environmental impact continues. This is especially important since heating and cooling accounts for approximately half of the energy consumed in a typical U.S. home.

Watsco’s traditional sales channel is the sale of products from one of its 566 locations in the United States, Canada, Mexico and Puerto Rico, and on an export basis to Latin America and the Caribbean. This network has been built over the last 25 years and serves 88,000 active customers. Watsco is developing and investing in technologies to enable sales via e-commerce, on-line marketplaces and through the retail sales channel. As the industry leader, significant growth potential remains given that the estimated marketplace for HVAC/R products at the consumer level is estimated to be $80 billion. Additional information about Watsco may be found at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.